Exhibit 99.1

B. Riley Principal Merger Corp. and Alta Equipment Holdings Inc. Announce Business Combination

Combined Company to Become Leading Publicly-Traded Equipment Dealership Platform

Business Combination Valued at Approximately $550 Million

Significant Opportunity to Consolidate Fragmented Equipment Dealer Market,
Including Two Acquisitions by Alta Currently under Non-Binding Letter of Intent Anticipated to Close at Time of Business Combination Closing

High Quality Service-Driven Business with Diversified Customer, Product and Geographic Portfolio

CEO & Principal Owner Ryan Greenawalt to Roll Significant Equity into the Combined Company

Investor Conference Call Scheduled for December 13th at 10:00 a.m. EST

NEW YORK and LIVONIA, Mich., Dec. 12, 2019 /PRNewswire/ -- B. Riley Principal Merger Corp. (NYSE: BRPM, BRPM WS, BRPM.U) (“BRPM”), a special purpose acquisition company (“SPAC”) sponsored by an affiliate of B. Riley Financial, Inc. (Nasdaq: RILY) (“B. Riley Financial”), and Alta Equipment Holdings Inc. (“Alta”), a leading provider of premium industrial and construction equipment and related services, announced today that they have entered into a definitive merger agreement for a business combination transaction to create a leading publicly-traded equipment dealership platform with an anticipated pro forma enterprise value of approximately $550 million.

In connection with the closing of the business combination, BRPM intends to change its name to Alta Equipment Group Inc. (“Alta Equipment”) and intends to apply to list its shares of common stock on The New York Stock Exchange under the ticker symbol “ALTG.” Alta Equipment is anticipated to have pro forma revenue of $900 million for the year ended December 31, 2019, after taking into account the effect of the acquisition of two dealers by Alta contingent on the closing of the business combination which are currently under non-binding letter of intent and pending negotiation of definitive agreements (the “Potential Acquisitions”).

Founded in 1984, Alta owns and operates as one of the largest integrated equipment dealership platforms in the U.S., providing diversified product and service offerings across the industrial and heavy construction equipment markets for an array of manufacturers including Hyster-Yale Materials Handling, Inc., AB Volvo, and JCB Co., Ltd., among more than 30 others. With broad end market coverage in the construction, logistics and warehousing, wholesale and retail trade, and manufacturing industries, Alta’s business model consists of populating its geographies with new, used and rental equipment and contracting with its vast customer base to provide product support and services. Following the consummation of the business combination and the closing of the Potential Acquisitions, Alta Equipment will operate in 43 locations across Michigan, Illinois, New England, New York and Florida. The business combination is expected to accelerate Alta’s acquisition strategy, including its geographical market expansion plans.

The Alta Equipment executive management team will continue to be led by Chief Executive Officer, Ryan Greenawalt. The board of directors is expected to include Mr. Greenawalt, who will serve as Chairman, and Dan Shribman, Chief Investment Officer of B. Riley Financial and the Chief Financial Officer of BRPM.

Mr. Greenawalt joined Alta in 2008 and under his leadership, Alta has successfully acquired 16 equipment dealers, grown revenue at a compounded annual rate of approximately 27% for the period from 2008 to 2019 (after taking into account the Potential Acquisitions that are anticipated to close at the time of the business combination), and created substantial equity value.

Ryan Greenawalt, Chief Executive Officer of Alta, said, “The business combination with BRPM is an important next step in our growth strategy as we look to leverage our strong operating platform by expanding our dealer network in a fragmented market and driving profitable growth and cash flow. This transaction is a great fit for Alta, providing efficient access to the public markets in partnership with a savvy investment firm with a terrific track record of supporting growth companies and positioning them to build shareholder value. We look forward to partnering with Bryant Riley, Chairman and CEO of B. Riley Financial, Dan Shribman and the B. Riley Financial team and to becoming a publicly-listed company.”

Dan Shribman, Chief Investment Officer of B. Riley Financial and the Chief Financial Officer of BRPM, said, “We are thrilled to be able to partner with Ryan and his team. Alta exhibits a rare combination of value, growth and tremendous leadership. Ryan’s stewardship over the last decade speaks for itself. The pro forma business is anchored off an extremely high-quality parts- and service-led cash flow stream that we believe public markets will come to appreciate. Our growth lever is a robust acquisition pipeline, which we believe we are uniquely positioned to execute as the only publicly-listed industrial and construction dealership group in the country.”

Bryant Riley, Chairman and CEO of B. Riley Financial, said, “Alta is the exact type of company we envisioned bringing to market when we raised BRPM. This is a high-quality growth business with a proven management team that we believe deserves and will benefit from public currency. We have already seen a strong reception from a diverse group of long-term oriented shareholders, and we are excited to serve as a strategic partner to Alta in support of its future growth.”

Investment Thesis

As a public company, Alta Equipment is expected to drive strong profitability and a recurring cash flow stream through its higher margin parts and services operations and accretive acquisitions in the equipment dealer market. Its ability to generate cash flow on a consistent basis is expected to support its balanced capital allocation plan of growth-oriented capital expenditures, debt reduction, M&A funding, and returning cash to stockholders over time.

Alta has established itself as the M&A partner of choice for equipment dealers as a result of its business integration process, and sees robust opportunity for further industry consolidation in a market largely represented by independent, family-owned dealerships. Its strong operating platform, profitable business model, consolidation track record and new access to the capital markets position Alta financially to further expand its footprint and scale through accretive acquisitions.

Transaction Terms & Financing

The business combination has been approved by the boards of directors of both Alta and BRPM. Meetings with the investment community are anticipated to be held in early January 2020 in a series of informational meetings. The business combination is expected to close in the first quarter of 2020, subject to regulatory and stockholder approvals.

The approximately $550 million business combination is expected to be funded through a combination of equity and debt financings, including:

●	$300 million in a new asset-based revolving credit facility being arranged by JPMorgan Chase Bank, N.A., of which approximately $140 million will be drawn at closing;

●	$170 million in a new term loan credit facility under documentation with a syndication of institutional investors;

●	$35 million of common stock committed to be sold in a private placement with certain institutional and accredited investors; and

●	$25 million of units consisting of one share of common stock and one-half of one redeemable warrant to be sold to B. Riley Principal Investments or its designees at $10.00 per unit in a private placement pursuant to a forward purchase agreement.

Proceeds from the financings will be used to complete the Potential Acquisitions and to repay all existing Alta indebtedness. In addition, Mr. Greenawalt and management will roll a substantial majority of their equity interests in Alta into Alta Equipment common stock.

Advisors

B. Riley FBR, Inc. is acting as the exclusive placement agent to BRPM. Winston & Strawn LLP is acting as legal advisor to BRPM. KPMG is acting as financial advisor to Alta. Howard & Howard is acting as legal advisor to Alta.

Conference Call

The management of BRPM and Alta will host an investor conference call on December 13, 2019, at 10:00 a.m. EST, to discuss the proposed transaction. For interested investors who wish to participate, the domestic toll-free access number is (844) 270-2148 and the international toll-free access number is (412) 902-6510. Once connected with the operator, request access to the B. Riley Principal Merger Corp. and Alta Equipment Holdings, Inc. Business Combination Call.

A replay of the call will also be available from 11:00 a.m. EST on December 13, 2019 until 11:59 p.m. EST on December 27, 2019. To access the replay, the domestic toll-free access number is (877) 344-7529 and the international toll-free access number is (412) 317-0088. Participants should provide the pin code of 10137517 and request access to the B. Riley Principal Merger Corp. and Alta Equipment Holdings, Inc. Business Combination Call.

An investor presentation with more detailed information regarding the proposed transaction will be furnished by BRPM with the SEC under cover of a Current Report on Form 8-K, which can be viewed at the SEC’s website at www.sec.gov.

A link to B. Riley Principal Merger Corp.’s SEC filings can be found at https://brileyfin.com/principalmergercorp/.

About Alta Equipment Holdings Inc.

Alta Equipment Holdings Inc. (“Alta”) is a leading provider of premium materials handling equipment, construction equipment, cranes, warehouse solutions, power generation equipment, and contractors’ rental equipment. Alta is headquartered in Livonia, Michigan with 31 locations in Michigan, Illinois, Indiana and New England. Alta is a full-line materials handling and construction equipment distributor, offering sale of new and used equipment, long and short-term rentals, parts and service solutions and fleet management programs. More information can be found at www.altaequipment.com.

About B. Riley Principal Merger Corp.

B. Riley Principal Merger Corp. (“BRPM”) is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. BRPM raised $143.75 million in its initial public offering and began trading on the New York Stock Exchange in April 2019. Its shares of Class A common stock, units and warrants trade under the ticker symbols “BRPM,” “BRPM.U” and “BRPM WS,” respectively.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination and other transactions described herein or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information for Investors and Stockholders

In connection with the proposed business combination, BRPM intends to file preliminary and definitive proxy statements with the SEC. The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of BRPM as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters. BRPM stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with BRPM’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination, because the proxy statement will contain important information about BRPM, Alta and the proposed business combination. When available, the definitive proxy statement will be mailed to BRPM stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by BRPM when and if available, can be obtained free of charge by directing a written request to B. Riley Principal Merger Corp., 299 Park Avenue, 21st Floor, New York, New York 10171 or by telephone at (212) 457-3300.

Participants in the Solicitation

BRPM and Alta and their respective directors and executive officers may be deemed participants in the solicitation of proxies of BRPM stockholders in connection with the proposed business combination. Information about such persons, including their names and a description of their interests in BRPM, Alta and the proposed business combination, as applicable, will be set forth in the proxy statement for the proposed business combination, when it becomes available. The proxy statement will be available free of charge at the SEC’s website at www.sec.gov, or by directing a request to B. Riley Principal Merger Corp., 299 Park Avenue, 21st Floor, New York, New York 10171 or by telephone at (212) 457-3300.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: the parties’ ability to effect the business combination; the benefits of the business combination; the future financial performance of BRPM following the business combination; and changes in Alta’ strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the parties’ views as of any subsequent date, and BRPM and Alta do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement to be entered into in connection with the proposed business combination (the “transaction agreement”); (2) the outcome of any legal proceedings that may be instituted against BRPM or Alta following announcement of the proposed business combination and related transactions; (3) the inability to complete the transactions contemplated by the transaction agreement due to the failure to obtain approval of the shareholders of BRPM or satisfy other conditions to the closing of the proposed business combination and the inability to complete Alta’s acquisitions under letter of intent due to the failure to satisfy the conditions to closing such acquisitions; (4) the ability to obtain or maintain the listing of the Company’s shares of Class A common stock on the NYSE following the proposed business combination; (5) the risk that the proposed business combination disrupts the parties’ current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the Company business to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that BRPM or Alta may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated from time to time in the proxy statement to be filed by BRPM with the SEC in connection with the proposed business combination, including those under “Risk Factors” therein, and other factors identified in BRPM’s prior and future filings with the SEC, available at www.sec.gov.

Contacts:

For Alta:

Investors:

Bob Jones / Taylor Krafchik

Ellipsis

IR@altaequipment.com

(646) 776-0886

Media:

Glenn Moore

Alta Equipment

glenn.moore@altaequipment.com

(248) 305-2134

For B. Riley Principal Merger Corp.:

Investors:

Daniel Shribman

dshribman@brileyfin.com

(212) 457-3300

Media:

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425

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